UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2017 (January 10, 2017)

INLAND LAND APPRECIATION FUND II, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19220	36-3664407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 10, 2017, Inland Land Appreciation Fund II, L.P., or the Partnership, as seller, entered into a Real Estate Purchase and Sale Agreement with a third party purchaser to sell approximately 30 acres of land in Kendall County, Illinois. The subject land is part of the land referred to in the Partnership’s periodic reports as Parcel 20. The subject land, which was acquired by the Partnership in 1992, represents approximately 67% of the Partnership’s remaining acreage of improved and unimproved land and approximately 53% of the carrying value of the remaining land as of December 31, 2016. The contract sales price of the subject land is $2,800,000. The subject land is being sold “AS IS” but subject to usual and customary closing conditions. In addition, the contract is contingent on the purchaser obtaining necessary municipal approvals for a multi-family development. Provided the buyer performs pursuant to the terms of the contract and the municipal approvals are obtained, the sale is not expected to occur until at least the third quarter of 2017 and will result in the Partnership recognizing a gain on sale for financial statement purposes of approximately $600,000, before proration adjustments, selling costs and transfer taxes. The Partnership presently intends to retain a portion of the net sales proceeds for Partnership operations and to distribute the balance to Partners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND II, L.P.

Date: January 12, 2017	By:	Inland Real Estate Investment Corporation
Its General Partner

	By:	/s/ Guadalupe Griffin
	Name:	Guadalupe Griffin
	Title:	Senior Vice President & Principal
Executive Officer of the Partnership